Exhibit 99.1

[NORTHWESTERN ENERGY LOGO]                            NorthWestern Corporation
                                                      d/b/a NorthWestern Energy
                                                      125 S. Dakota Ave.
                                                      Sioux Falls, SD 57104
                                                      www.northwesternenergy.com


News Release                                          NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:
Roger Schrum
605-978-2848
roger.schrum@northwestern.com


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                 NORTHWESTERN CORPORATION REPORTS DEBT REDUCTION


                PRESIDENT HANSON TO SPEAK AT AGA FINANCIAL FORUM
      COMPANY TO REPORT 2005 FIRST QUARTER FINANCIAL RESULTS ON MAY 2, 2005


SIOUX FALLS, S.D. - April 22, 2005 - NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) announced today that it paid down from available cash its Senior Secured Term Loan B by $25 million, reducing the seven-year term loan amount to approximately $74.8 million.

According to Brian B. Bird, NorthWestern's Chief Financial Officer, the Company has reduced debt by approximately $33 million since year-end 2004 from available cash, which brings the amount of NorthWestern's total outstanding debt to approximately $795 million. The debt reduction brings the company's debt to capitalization to approximately 52 percent.

"We continue to make progress on improving our capital structure by reducing debt through the payment of maturing obligations and early redemptions," Bird said. "We are targeting further reductions this year, including the payment of $60 million in maturing First Mortgage Bonds at the end of third quarter of 2005."

Hanson to Speak at AGA Financial Forum

Michael J. Hanson, President of NorthWestern, will speak at the American Gas Association Financial Forum in New Orleans on May 2, 2005, at 3:55 p.m. Central time.

Hanson and Chief Financial Officer Bird will discuss the Company's financial and operational highlights for the first quarter of 2005. NorthWestern will report its 2005 first quarter financial results before the market opens on May 2, 2005.


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NorthWestern Reports Debt Reduction
April 22, 2005
Page 2


A live webcast of the Company's presentation at the AGA Financial Forum will be broadcast on the Internet on NorthWestern's Web site at http://www.northwesternenergy.com under the "Investor Information" heading. To listen to the live presentation, please go to the site at least 10 minutes in advance of the presentation to register. An archived webcast will also be available shortly after the presentation and will be available for 30 days.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 617,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.

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